Exhibit 5.1

Charles S. Kim

(858) 550-6049

ckim@cooley.com

May 16, 2013

Tableau Software, Inc.

North 34th Street, Suite 200

Seattle, WA 98103

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Tableau Software, Inc., a Delaware corporation (the “Company”), of a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, covering an underwritten public offering of up to 1,150,000 shares of the Company’s Class A common stock, par value $0.0001 per share (the “Shares”), which includes up to 1,000,000 Shares to be sold by the Selling Stockholders (the “Stockholder Shares”), and up to 150,000 Shares that may be sold by the Company pursuant to the exercise of an option to purchase additional Shares granted to the underwriters (the “Optional Shares”). The Registration Statement incorporates by reference the Registration Statement on Form S-1 (No. 333-187683), which was declared effective on May 16, 2013 (the “Prior Registration Statement”), including the prospectus which forms a part of the Prior Registration Statement (the “Prospectus”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement, the Prior Registration Statement and related Prospectus, (b) the Company’s Amended and Restated Certificate of Incorporation and Bylaws, as currently in effect as of the date hereof, (c) the Company’s Amended and Restated Certificate of Incorporation, filed as Exhibit 3.2 to the Prior Registration Statement and the Company’s Amended and Restated Bylaws, filed as Exhibit 3.4 to the Prior Registration Statement, each of which will be in effect upon the closing of the offering contemplated by the Prospectus, and (d) the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought to independently verify such matters. Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that: (i) the Stockholder Shares have been validly issued, and are fully paid and non-assessable, and (ii) the Optional Shares, when sold and issued as described in the Prospectus, will be validly issued, fully paid and non-assessable.

4401 EASTGATE MALL, SAN DIEGO, CA 92121 T: (858) 550-6000 F: (858) 550-6420 WWW.COOLEY.COM

Tableau Software, Inc.

May 16, 2013

Page Two

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ Charles S. Kim

Charles S. Kim

4401 EASTGATE MALL, SAN DIEGO, CA 92121 T: (858) 550-6000 F: (858) 550-6420 WWW.COOLEY.COM